Exhibit 10.3

STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made this 19th day of June, 2000 by and between Richard A. Mahoney, an Ohio resident ("Seller"), and Quest Diagnostics Ventures LLC, a Delaware limited liability company ("Quest Diagnostics"), a wholly-owned subsidiary of Quest Diagnostics Incorporated, a Delaware corporation.

B a c k g r o u n d:

Seller is a major shareholder of MedPlus, Inc., an Ohio corporation with its principal offices in Cincinnati, Ohio ("MedPlus"). MedPlus designs and markets electronic data storage systems, primarily for the medical market. Quest Diagnostics' parent is a provider of medical laboratory services which can be integrated with certain MedPlus product offerings. Quest Diagnostics wishes to purchase MedPlus common stock from Seller on the terms and conditions set forth in this Agreement.

A g r e e m e n t:

Seller and Quest Diagnostics therefore agree as follows:

1. Sale of Common Stock. Seller hereby agrees to sell to Quest Diagnostics, and Quest Diagnostics agrees to purchase and pay for, on the terms and conditions set forth in this Agreement, a total of 100,000 shares of MedPlus common stock ("Common Stock").

2. Purchase Price. The purchase price for the Common Stock to be purchased hereunder shall equal the total number of shares of Common Stock to be purchased at closing multiplied by the average closing price for MedPlus Common Stock on the Nasdaq National Market over the 15 trading days immediately preceding the date the transactions provided for in this Agreement are first publicly announced (the "Purchase Price"). The Purchase Price shall be payable in cash at the Closing as such term is defined below.

3. Condition to Closing. Prior to the Closing, Quest Diagnostics and MedPlus shall have entered into a stock subscription agreement (the "Subscription Agreement") providing for Quest Diagnostics' purchase of MedPlus Common Stock from MedPlus concurrently with the Closing of its purchase of Common Stock hereunder from Seller.

4. Closing. The transactions contemplated in this Agreement shall be consummated in a closing (the "Closing") which shall occur as soon as possible after the condition specified in Section 3 above has either been satisfied or waived. At the Closing, the following items shall be delivered contemporaneously by the respective parties:

a. Stock Certificate. Seller shall deliver to Quest Diagnostics a stock certificate representing the Common Stock purchased hereunder, free, clear and unencumbered except as provided in Section 5 below.

b. Registration Rights. Seller, MedPlus, Quest Diagnostics and the holders of MedPlus' Series A Preferred Stock shall execute and enter into an Amended and Restated Registration Rights Agreement.

c. Consideration. Quest Diagnostics shall wire the Purchase Price to Seller as instructed by Seller.

5. Investment Representations and Transfer Restrictions. Quest Diagnostics represents and warrants to, and agrees with, Seller as follows:

a. The Common Stock purchased hereunder has not been registered under the Securities Act of 1933 or any applicable state securities laws, and may not be offered, sold, transferred, pledged, assigned or hypothecated in the absence of registration, or the availability of an exemption from the registration, under the Securities Act of 1933 or any applicable state securities laws. MedPlus will effect a transfer of such securities only when (i) such transfer has been registered under the Securities Act of 1933 and applicable state securities laws, or (ii) upon receipt of a No-Action letter from the Securities and Exchange Commission and applicable state securities administrators, or when MedPlus has been advised by counsel, which advice and counsel shall each be reasonably satisfactory to MedPlus, that an exemption from such federal and state registration is available, and upon receipt of an agreement by the transferee to comply with the provisions of this Paragraph 5.

b. All certificates evidencing ownership of the Common Stock, or replacement or new certificates evidencing same, in the absence of registration under the Act shall bear an appropriate legend to the effect that the Securities evidenced by such certificate are subject to the terms of this Agreement and that appropriate stop transfer instructions will be issued to MedPlus' transfer agent.

c. Because Seller is an affiliate of MedPlus, the holding period for purposes of Securities and Exchange Commission Rule 144 will commence on the Closing Date and will not relate back to the date(s) of Seller's original acquisition of the Common Stock from MedPlus.

6. Compliance with Securities Laws. Seller and Quest Diagnostics agree that the sale of the Common Stock will be effected without registration under the Securities Act of 1933 or under the applicable state Blue Sky law in reliance upon the exemption from registration afforded by Section 4(1) of the Securities Act of 1933. Quest Diagnostics hereby represents and warrants that it is an accredited investor as such term is defined by the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933 by virtue of the fact that it has total assets of at least $5,000,000 and was not formed for the specific purpose of acquiring the Common Stock.

7. Sophisticated Investor Status. Quest Diagnostics represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

8. Disclosures. Quest Diagnostics represents and warrants that it has received and reviewed all of MedPlus' reports filed with the Securities and Exchange Commission, including but not limited to its Report on Form 10-KSB for the year ended January 31, 2000.

9. Opportunity to Communicate with Management. Quest Diagnostics acknowledges that a reasonable time before it executed this Agreement, it had the opportunity to ask questions of MedPlus' management and receive answers concerning the terms and conditions of this sale of the Common Stock, and to obtain any reasonably available additional information regarding the MedPlus.

10. Investment Risks. Certain risk factors regarding MedPlus and its operations and prospects are set forth in MedPlus' reports filed with the Securities and Exchange Commission. Quest Diagnostics acknowledges that it has read and understands such risk factors and that such risk factors are not necessarily an exhaustive listing of all risks of MedPlus' business. Quest Diagnostics is able to sustain the loss of its entire investment.

11. Seller's Covenants.

a. Control Share Acquisition. The parties understand and acknowledge that Section 1701.831 of the Ohio Revised Code is applicable to Quest Diagnostic's acquisition of MedPlus Common Stock and requires that Quest Diagnostic may not acquire in excess of 20% of the outstanding Common Stock of MedPlus unless such acquisition is approved by the holders of a majority of MedPlus' outstanding Common Stock. MedPlus has scheduled a meeting of its shareholders on July 11, 2000 to consider whether to approve such acquisition by Quest Diagnostics. Seller hereby agrees to vote all shares of MedPlus Common Stock that he is legally entitled to vote at such meeting or any adjournment thereof in favor of permitting Quest Diagnostics to acquire in excess of 20% of the outstanding Common Stock of MedPlus in accordance with Section 1701.831 of the Ohio Revised Code.

b. Board of Directors. Seller acknowledges that MedPlus has agreed to use its best efforts to maintain a Quest Diagnostics designee as a MedPlus director so long as Quest Diagnostics remains as a 10% or greater shareholder of MedPlus. Seller shall, so long as MedPlus remains so obligated, vote all shares of MedPlus Common Stock that he is legally entitled to vote in any election of directors in favor of the election of such Quest Diagnostics designee.

12. Seller's Representations and Warranties. Seller represents and warrants to, and agrees with, Quest Diagnostics as follows:

a. Seller is the owner of the Common Stock, and is able to transfer the Common Stock free and clear of all liens or other encumbrances of any kind.

b. There are no claims against the Common Stock.

c. There is no existing option, warrant, call, right, commitment or other agreement of any character to which Seller is a party requiring the sale or transfer of any of the Common Stock.

d. There is no litigation, proceeding, investigation or controversy pending against (i) Seller which could have a material adverse effect on the Seller's ability to consummate the transactions contemplated hereby or (ii) the Common Stock.

13. General Provisions.

a. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

b. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c. Notices. All notices and other communications from any party hereto to any other party hereto shall be mailed by first-class, registered or certified mail, postage prepaid, to Seller at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249 or to Quest Diagnostics at One Malcolm Avenue, Texterboro, New Jersey 07608, Attention: General Counsel.

d. Amendments, Waivers, etc. No term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

e. Headings. The headings in this Agreement are for the purposes of convenience of reference only and shall not be deemed to constitute a part hereof.

f. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

g. Successors and Assigns. The benefits of this Agreement shall inure, and the obligations of this Agreement shall be binding upon, the personal representatives, successors and assigns of the parties hereto; provided, however, that neither party shall assign its rights or obligations hereunder without the prior written consent of the other party.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date set forth below.

SELLER:

Richard A. Mahoney

QUEST DIAGNOSTICS, VENTURES LLC

By: _________________________________

Its: __________________________________